Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

iSpecimen Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Aggregate Offering Price Per Share (1)(2)	Maximum Aggregate Offering Price (1)(2)(3)	Fee Rate	Amount of Registration Fee (3)
	Equity	Common Stock, $0.0001 par value per share	Rule 457(o)
	Equity	Preferred Stock, $0.0001 par value per share	Rule 457(o)
	Debt	Debt Securities	Rule 457(o)
	Other	Warrants	Rule 457(o)
	Other	Subscription Rights	Rule 457(o)
	Other	Units	Rule 457(o)
Previously Paid	-	-	-
	Total Offering Amounts					$100,000,000	0.0000927	$9,270
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							-

(1)	The proposed amount to be registered, maximum offering price per class of security and maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2)	This registration statement covers such indeterminate number of shares of common stock and preferred stock, and such indeterminate amount of debt securities, warrants, units and subscription rights of iSpecimen Inc., as having an aggregate initial offering price not to exceed $100,000,000. The securities registered hereunder are to be issued from time to time at prices to be determined. In addition, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	Calculated pursuant to Rule 457(o) promulgated under the Securities Act, as amended.